Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

I, Joseph Lubeck (referenced herein as “I” or “me”), intending to be legally bound, agree to this Separation Agreement and General Release (the “Agreement”), which is being entered into between me and Landmark Apartment Trust, Inc. (formerly known as Landmark Apartment Trust of America, Inc., the “Employer”). For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the Employer and I (collectively, the “Parties”), intending to be legally bound, agree as follows:

1. Separation and Payment.

(a) I shall resign from any and all positions with the Employer or any subsidiary or joint venture thereof, effective January 16, 2015 (the “Separation Date”), and shall not in the future hold or attempt to hold, or accept any appointment to, any position as an officer or employee of Employer or any of its affiliates without the consent of the Board of Directors of the Employer (the “Board”). The Employer will pay me all wages, salary, business reimbursement expenses, and other payments due as of the Separation Date, including 120 hours of accrued leave benefits ($38,942) due in accordance with Employer policy. All amounts due under this subsection shall be paid within 72 hours of the execution of this Agreement, less tax withholding as determined by the Employer. Notwithstanding the foregoing, I acknowledge that I am not due a 2014 bonus payment or any other bonus or incentive payments. I further acknowledge and agree that no outstanding equity interests held by me which have not heretofore vested will vest, including, without limitation, LTIPs.

(b) In consideration of my agreeing to and complying with the terms of this Agreement, the Employer shall, subject to Section 1(c) and Section 10 hereof: (i) pay me an aggregate sum of up to $675,000, in equal monthly installments over a twelve (12) month period, less tax withholding as determined by the Employer; (ii) provide me with the health continuation coverage benefits set forth in Exhibit A; and (iii) provide me with a release from the terms of my Covenant Not to Compete, as specified below in Section 4 (collectively, the “Severance Benefits”). For the avoidance of doubt, in the event Employer determines to stop providing my Severance Benefits in accordance with Section 1(c) hereof, I may retain all amounts received by me until the date of such determination of cessation of payments of further Severance Benefits. As of the Separation Date, there shall be no restriction on my ability to pledge or otherwise encumber any of the stock or OP units in the Employer owned by me or my affiliates. In addition, in connection with an IPO or other sale, conveyance or other transaction involving the Employer, there shall be no restrictions on the sale of any of said stock or OP units or on the conversion of said OP units to stock.

(c) The Severance Benefits set forth in Section 1(b) shall not be provided unless and until the Employer receives this signed Agreement from me and the revocation period (described below) expires without the Agreement being revoked (the date on which the latter of these two events occurs shall be referred to as the “Effective Date”). Additionally, the installment payments contemplated by Section 1(b)(i) shall be made beginning twenty (20) days following the Separation Date. Notwithstanding anything herein to the contrary, it is understood and agreed that the Board may cause the Employer to discontinue the provision of the Severance Benefits if the Board determines, at any time, in its sole and absolute discretion, that I have breached this Agreement or otherwise failed to comply with my obligations hereunder in a manner satisfactory to the Board, including, without limitation, a failure to comply with Section 10 of this Agreement, which determination shall be made by the Board in its sole and absolute discretion.

(d) As of the Separation Date or (only for those plans which provide that participation ends on the last day of the month in which the separation occurs) as of the last day of the month in which the separation occurred, I shall not be eligible and am not eligible to participate in any Employer bonus, incentive, benefit, insurance, or similar plans, including without limitation medical and dental insurance, life insurance, accidental death and dismemberment insurance, legal services plan, any retirement and 401(k) plan, vacation leave, sick leave, disability insurance, and stock purchase plan. Nothing in this Section shall prevent me from participating (to the extent that I am eligible to participate) in any applicable insurance continuation coverage program as set forth in Exhibit A.

(e) Subject to and regardless of any revocation or cessation of the payment of Severance Benefits contemplated by Section 1(c) hereof, once all of the payments to which I am determined to be entitled to by the Board referred to in this Section 1 have been made, I acknowledge and agree that I shall have been paid all compensation due and owing to me under this Agreement, under any employment or other contract, whether written or oral, I have or may have had with the Employer or any subsidiary thereof, including, without limitation, the Existing Agreement (as defined in Section 13 hereof) under any separation or severance policy, or from any other source of entitlement, including all salary, bonuses, paid leave, severance pay or other benefits. I further acknowledge and agree that the Severance Benefits are consideration for my promises in this Agreement, and that such consideration is above and beyond any wages, salary, bonuses, severance, or other sums or benefits to which I am entitled from the Employer under the terms of employment or under any policy, contract, or law.

2. General Release of Claims; Covenant Not to Sue. In consideration for the benefits provided in Section 1 of this Agreement, I agree to the following: Except as otherwise set forth in this Agreement, to the maximum extent permitted by law, I hereby release, acquit and forever discharge the Employer, its parents and subsidiaries, and its and their officers, directors, agents, partners, members, managers, servants, employees, shareholders, successors, assigns and affiliates (each, a “Releasee” and collectively, the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Employer), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Agreement, including, but not limited to: the Existing Agreement (as defined in Section 13 hereof), all claims and demands directly or indirectly arising out of or in any way connected with my employment with the Employer or the termination of that employment, including without limitation claims of intentional and negligent infliction of emotional distress, claims or demands related to salary, bonuses, incentives, commissions, stock, stock options, or any other ownership interests in the Employer, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation, claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the federal Employee Retirement Income Security Act of 1974, the federal Americans with Disabilities Act of 1990, the Family and Medical Leave Act, tort law, contract (including my Employment Agreement of January 1, 2014, and which I acknowledge is superseded by this Agreement except where expressly provided in this Agreement), wrongful discharge, discrimination, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to (1) release any claims that may not be waived as a matter of law; (2) release the Employer from its obligation to indemnify me pursuant to the Employer’s indemnification obligation pursuant to written agreement or applicable law; (3) release any claim by me against the Employer relating to the validity or enforceability of this Agreement under the ADEA or otherwise; or (4) prohibit me from exercising any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency (provided, however, that I shall not be entitled to recover any monetary damages or to obtain non-monetary relief if the agency were to pursue any claims relating to my employment with the Employer).

I represent and agree that I have not, by myself or on my behalf, instituted, prosecuted, filed, or processed any litigation, claims or proceedings against the Company or any Releasees. I agree, to the maximum extent permitted by law, not to make or file any lawsuits, complaints, or other proceedings against the Employer or any Releasee or to join in any such lawsuits, complaints, or other proceedings against the Employer or Releasees concerning any matter relating to my employment with the Employer or that arose on or prior to the date of this Agreement. The Parties agree that to the extent, if any, I may have a non-waivable right to file or participate in a claim or charge against the Employer or Releasees, this Agreement shall not be intended to waive such a right to file or participate. I further agree, to the maximum extent permitted by law, that I shall not obtain, and hereby waive any right or entitlement to obtain, any relief or damages (whether legal, monetary, equitable, or other) from such a non-waivable claim or charge, whether the same is filed by me or on my behalf.

3. Resignation from Employer’s Board of Directors and Timbercreek Advisory Board. I shall resign as of the Separation Date from any and all positions on the board of directors of Employer and all of its respective directly and indirectly owned subsidiaries and affiliates (the “Employer Board”) and shall not in the future hold or attempt to hold, or accept any appointment to, any position on the Employer Board or the board of any of Employer’s affiliates, such resignation attached hereto as Exhibit B. In addition, I shall resign as of the Separation Date from any and all positions on the advisory board of Timbercreek U.S. Multi-Residential Opportunity Fund #1 (the “Timbercreek Board”), such resignation attached hereto as Exhibit B.

4. Release from Covenant Not to Compete. The Employer hereby releases me from my obligations set forth in Section 6.2 of the Existing Agreement (as defined in Section 13 hereof).

5. Termination of Jupiter Office Lease. Contemporaneously with the execution of this Agreement, I and Employer shall enter into an agreement to terminate the office lease between me and Employer for the office space located at 845 Parkway Street, Suite 4, Jupiter, Florida 33477. The Employer will permit me to retain all furniture in the office and equipment as agreed.

6. Termination of Property Management and Construction Management Agreements. I and Employer agree to permit the termination of each of the property management and construction agreements set forth on Schedule I hereto without requiring payments to be made to Employer.

7. Indemnification. I agree to indemnify and hold Employer harmless from any liabilities, claims, demands, costs, expenses and attorneys’ fees incurred as a result of claims, demands or lawsuits arising out of the property management agreements. Nothing herein shall waive or limit any rights any party may have under any insurance policy.

8. Non-Solicitation. For one (1) year from the Effective Date, I shall not (i) solicit, entice, persuade, or induce any individual who is employed by the Company (or who was so employed within three (3) months prior to the Effective Date) (collectively, “Employer’s Employees”) to: (A) terminate or refrain from continuing such employment, or (B) become employed by or enter into contractual relations with any individual or entity other than the Company; or (ii) hire as an employee, consultant, independent contractor, or otherwise, any of Employer’s Employees. The terms of this Section shall not apply with respect to the following individuals: Gerri Carpenito, Michael Bernardi, Jr., Michael Mosher or any other employee who is dismissed by the Employer.

9. Non-Disparagement. (a) To the maximum extent permitted by applicable law, I agree that, now and in the future, I will not make, publish, or communicate to any person or entity any defamatory or disparaging statements regarding the Employer, its parents, subsidiaries or affiliates or any other Releasee, or their respective products, services, officers, directors, agents, partners, members, managers, servants, employees, shareholders, successors, and assigns, jointly or severally. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). I understand that by agreeing to the provisions of this Section 9, I am waiving rights guaranteed by the First Amendment of the United States Constitution and any State counterparts. In the event I am requested or required by court or government agency order or request, or through subpoena or discovery request, to disclose information that may be deemed covered or implicated by this provision, I agree to the fullest extent allowable by law to give the Employer, verbally and in writing, as much advanced notice as possible of such pending disclosure so that the Employer may contest the disclosure or seek a protective order. I also agree to limit any disclosure to the minimum amount that is legally required to be disclosed.

(b) The Employer agrees to direct members of the Board and executive officers of the Employer, to the maximum extent permitted by applicable law, not to make, publish, or communicate to any person or entity any defamatory or disparaging statements regarding me. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or in the context of engaging in lawful competition with the Employer.

10. Further Assistance. I agree to make myself reasonably available to the Employer relating to my prior services as an employee of the Employer including, but not limited to, assisting the Employer and acting as a witness in connection with any pending or threatened litigation or other legal proceeding with respect to which the Employer reasonably determines my participation to be necessary, and responding to questions and inquiries from the Audit Committee and/or the Employer’s management, officers, directors or other committees of Employer’s Board of Directors, with respect to all aspects of my prior services including, but not limited to, providing full and accurate information relating to the financial affairs and financial record-keeping of the Employer and/or any of its subsidiaries or the business thereof, including, without limitation, the property management business of LATPM, LLC (formerly known as ATA Property Management, LLC). Such assistance shall be without additional compensation to me and I acknowledge and agree that continued payment of my Severance Benefits are expressly conditioned upon the satisfactory fulfillment of my obligations under this Agreement, including, without limitation, this Section 10, and subject in every manner to the terms and conditions set forth in Section 1(c) hereof; however, I shall be reimbursed for any reasonable out-of-pocket expenses (excluding attorney’s fees), I incur in providing such assistance. I agree to the fullest extent allowable by law that I shall notify the Employer within three (3) business days by contacting Stanley J. Olander, Jr., the Employer’s Chief Executive Officer in response to any order, subpoena, notice (including but not limited to a deposition notice), discovery request or any other request issued by or through a state or federal court or governmental agency or any other authority having the power to issue such an order, subpoena, notice, or request.

11. Employment Verification. I shall direct all prospective employers seeking a reference to Stanley J. Olander, the Employer’s Chief Executive Officer, who will confirm only my dates of employment, title, and salary.

12. No Admission. The Parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either of them.

13. Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and except where expressly provided otherwise herein, supersedes all prior agreements, written or oral, between me and the Employer or its subsidiaries (or any predecessor of either), including without limitation my Employment Agreement effective as of January 1, 2014 (the “Existing Agreement”), which is otherwise terminated and of no further force or effect.

14. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. This Agreement may be executed and delivered by facsimile transmission of signed counterparts or in .pdf or similar format by electronic mail transmission, and in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instruments.

15. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

16. Waiver. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

17. Assignment. This Agreement and my rights and obligations under this Agreement may not be assigned by me without the prior written consent of the Employer. The Employer may assign, with or without my consent, this Agreement and its rights and obligations under this Agreement to any entity affiliated with it or to any successor entity.

18. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Subject to the Parties’ obligations under Section 19, the Employer and I each hereby expressly consents to the exclusive venue and jurisdiction of the state and federal courts located in Baltimore, Maryland, for any lawsuit arising from or relating to this Agreement.

19. Arbitration. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Baltimore, Maryland in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”). The Employer and I will each select an arbitrator, and a third arbitrator will be selected jointly by the arbitrators selected by the Employer and me within 15 days after demand for arbitration is made by a party. If the arbitrators selected by the Employer and me are unable to agree on a third arbitrator within that period, then either the Employer or me may request that the AAA select the third arbitrator. The arbitrators will possess substantive legal experience in the principal issues in dispute and will be independent of the Employer and me. To the extent permitted by applicable law and not prohibited by the Employer’s certificate of incorporation and bylaws, the Employer will pay all expenses (including my reasonable expenses, including my reasonable legal fees, if I am the prevailing party in such arbitration) incurred in connection with arbitration and the fees and expenses of the arbitrators and will advance such expenses from time to time as required. Except as may otherwise be agreed in writing by the Parties or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within 60 days of submission of the dispute to arbitration. The arbitrators will render their final award within 30 days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. The arbitrators will state the factual and legal basis for the award. The decision of the arbitrators will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective.

20. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE TRIAL BY JURY AS TO ANY AND ALL FUTURE LITIGATION BETWEEN THEM, INCLUDING ANY CLAIMS AND/OR DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT.

21. Notices. Any notice, consent or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice, consent or other communication shall be deemed given when so delivered personally, delivered by overnight courier, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

If to the Employer, to:

Landmark Apartment Trust, Inc.

3505 E. Frontage Road

Suite 150

Tampa, Florida 33607

Attention: Board of Directors c/o Secretary

Fax: (561) 745-8745

Email: aszydlowski@latapts.com

with a copy, in the case of notice, to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Stuart A. Barr

Fax: (202) 637-5910

Email: stuart.barr@hoganlovells.com

If to me, to:

Joseph Lubeck

607 Hermitage Circle

Palm Beach Gardens, Florida 33410

with a copy in the case of notice to:

Arent Fox LLP

1675 Broadway

New York, NY 10019

Attention: Matthew Pace

Fax: (212) 484-3990

Email: matthew.pace@arentfox.com

Any such person may by notice given in accordance with this Section to the other Party hereto designate another address or person for receipt by such person of notices hereunder.

22. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

23. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

24. Application of Section 409A. This Agreement and the amounts payable and other benefits hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Tax Code. This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Employer’s Board or Compensation Committee and without requiring my consent, in such manner as the Board or Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A. The preceding provisions shall not be construed as a guarantee by the Employer of any particular tax effect to me of the payments and other benefits under this Agreement.

(a) With respect to any reimbursement of expenses of or any provision of in-kind benefits to me, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Tax Code; (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(b) If a payment obligation under this Agreement is subject to Section 409A, the payment shall be paid only in connection with my “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)). If a payment obligation under this Agreement arises on account of my “separation from service” (as defined under Treas. Reg. Section 1.409A-1(h)) while I am a “specified employee” (as defined under Treas. Reg. Section 1.409A-1(h)), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of my separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of my estate following my death.

25. Acknowledgment. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Agreement; (B) I have the right to consult with an attorney prior to executing this Agreement; (C) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (D) I have seven (7) days following my execution of this Agreement to revoke the Agreement by providing a written notice of revocation to Stanley J. Olander, the Employer’s Chief Executive Officer; and (E) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Agreement (provided that I do not revoke it). Notwithstanding the foregoing, the Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart the time periods contemplated by this Section 25.

26. Expenses. Each of the parties shall bear its own costs and expenses, including, without limitation, attorneys’ fees relating to or arising from the negotiation and execution of this Agreement.

27. Confidentiality. The parties acknowledge and agree that this Agreement will be filed by Employer with the United States Securities and Exchange Commission.

28. Capacity. I am of legal age and mental competence to enter into this Agreement.

29. Representation. The parties affirm that they have carefully read the terms of this Agreement, that they know and understand the contents and meaning of this Agreement and that they sign this Agreement as a matter of their own free acts and after consultation with their own legal counsel. The parties further agree that this Agreement shall be deemed the joint work product of the parties hereto and their respective counsel, including legal counsel, and each of the parties shall be considered the drafters of this Agreement. Any rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not be applicable in any interpretation of this Agreement.

[signature page follows]

IN WITNESS HEREOF, THE PARTIES HAVE AFFIXED THEIR SIGNATURES BELOW:

Joseph Lubeck	Landmark Apartment Trust, Inc.

/s/ Joseph Lubeck	By:	/s/ Stanley J. Olander, Jr.
Date: January 19, 2015	Stanley J. Olander, Jr. Chief Executive Officer Date: January 22, 2015

EXHIBIT A

Health Continuation Coverage

Provided that I am eligible and have made the necessary elections for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), under a health, dental or vision plan sponsored by the Employer, the Employer shall pay for the applicable premiums (inclusive of premiums for my dependents for such health, dental or vision plan coverage as in effect immediately prior to the Separation Date) for such continued health, dental or vision plan coverage following the Separation Date for twelve (12) months (but in no event after such time as I am eligible for coverage under a health, dental or vision insurance plan maintained and offered by a subsequent employer or as my dependents and I are no longer eligible for COBRA coverage); provided that it is expressly understood and agreed that nothing in this Exhibit A shall restrict the ability of the Employer to generally amend or terminate such plans and programs from time to time in its sole discretion; provided further that if continued payment by the Employer to me of the applicable premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended, or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing such continued payment, the Employer will instead pay me on the first day of each month a fully taxable cash payment equal to the applicable premiums for that month, subject to applicable tax withholdings, for the remainder of the twelve (12) month period. Such coverage shall be counted as coverage pursuant to COBRA. The Employer shall have no obligation in respect of any premium payments (or any other payments in respect of health, dental or vision coverage from the Employer) following the effective date of my coverage by a health, dental or vision insurance plan of a subsequent employer. I shall be required to notify the Employer immediately if I become eligible to be covered by a health, dental or vision insurance plan of a subsequent employer. If my dependents and I continue coverage pursuant to COBRA following the conclusion of the twelve (12) month period, I will be responsible for the entire payment of such premiums required under COBRA for the duration of the COBRA period.

For purposes of this Exhibit A, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Employer shall not include any amounts payable by me under a Code Section 125 health care reimbursement plan, which amounts, if any, are my sole responsibility. I acknowledge that for purposes of the continuation coverage requirements of group health plans under the COBRA, and the group health provisions of the Maryland Annotated Code, a “qualifying event” and “applicable change in status” occurs on the Separation Date.

A-1

EXHIBIT B

Resignation from Employer Board and Timbercreek Board

See attached.

B-1

SCHEDULE I

Property Management and Construction Management Agreements Currently in Effect for

the Below Listed Properties

1.	Amelia Ridge

2.	Atrium Commons

3.	Auburn Manor

4.	Autumn Cove

5.	Banyan Bay

6.	Brentwood Trace

7.	Crescent Ridge

8.	Kendall Manor

9.	Hailey Walk

10.	Hampshire Place

11.	Jackson Square

12.	Mountain View

13.	Sage Commons

14.	Siena Springs

15.	Stone Creek

16.	Stratton Park

17.	Vista Grande

I-1